EXHIBIT 10(a) (9)

CONFIDENTIAL CONSULTING AND NONCOMPETE AGREEMENT

DATE:	June 20, 2011

PARTIES:	Michael Glenn	Universal Forest Products, Inc.
	7420 Biscayne Way, S.E.	2801 East Beltline, N.E.
	Grand Rapids, MI 49546	Grand Rapids, MI 49525
	(herein "Executive")	(herein "UFP" or the "Company")

The parties agree as follows:

SECTION 1.  RESIGNATION.

1.1           Effective June 20, 2011, Executive shall be deemed to have resigned as an employee, officer and director of the Company; provided that Executive shall continue to serve as the Company's Chief Executive Officer until written notice to Executive by the Board of Directors of the Company.

SECTION 2.  CONSULTING SERVICES.

2.1           Retention as Consultant.  Executive agrees to provide management consulting services to UFP from the date his service as CEO ends under Section 1.1 (the "Effective Date") until December 31, 2011.  Executive shall perform such consulting services faithfully for UFP during this term.  Executive accepts such consulting relationship on the terms and conditions set forth in this Agreement.  The initial consulting services are listed on attached Appendix A and may be amended in writing as agreed by the parties.

2.2           Independent Contractor.  In performing any such consulting services, Executive shall be an independent contractor and shall not be the employee, servant, agent, partner, or joint venturer of UFP, or any of its officers, directors, or consultants.  Except as expressly provided herein, Executive shall not have the right to or be entitled to any of the employee benefits of UFP or its affiliates or subsidiaries except as expressly agreed in writing.  Executive has no authority to assume or create any obligation or liability, express or implied, on UFP's behalf or in its name or to bind UFP in any manner whatsoever.  Executive agrees to arrange for Executive's own liability, disability, and workers' compensation insurance, and that of Executive's employees, if any.  Executive agrees to sign independent contractor agreement(s) containing terms sufficient to comply with Michigan and federal law regarding his status as an independent contractor.

2.3           Expenses.  For any consulting work done, UFP will reimburse Executive for reasonable and necessary business expenses as agreed by the Board of Directors of the Company or a Committee thereof.

SECTION 3.  RELEASE.

3.1           UFP's obligations under this Agreement, including but not limited to the compensation and benefits described in Sections 4 and 5 of this Agreement, are expressly conditioned upon the execution of the Full and Final Release by Executive on or before the earlier of: (a) July 31, 2011, or (b) the last day of the month following the completion of Executive's services as CEO under Section 1.1 above.  The Full and Final Release is attached as Appendix B.

SECTION 4.  CONSULTING COMPENSATION.

4.1           Consulting Fees.  In exchange for the consulting services described in Section 2 above, UFP shall continue to pay an amount equivalent to Executive's base salary at its present level through December 2011, payable in  equal monthly payments of Fifty Thousand Five Hundred Eighty Three Thousand and 33/100 Dollars ($50,583.33) on the last day of each month following the Effective Date (less any salary paid to Executive for that month) up to and including December 31, 2011.

SECTION 5.  OBLIGATIONS OF UFP.

5.1           In consideration of and conditioned upon Executive's compliance with the conditions and covenants of Executive under Section 7 and 8 of this Agreement, including the execution and delivery of the Release attached as Appendix B, Executive shall receive the following benefits.  Executive acknowledges and agrees that UFP shall have no obligations under this Section 5 in the event Executive breaches any of his obligations or covenants to the Company under Sections 7 or 8 of this Agreement.

a.              Salary Continuation.  UFP shall continue to pay an amount equivalent to Executive's base, as in effect as of the Effective Date, from January 2012 through December 2015, payable in forty-eight (48) equal monthly payments of Fifty Thousand Five Hundred Eighty Three Thousand and 33/100 Dollars ($50,583.33) on the last day of each month, up to and including December 31, 2015 (the "Salary Continuation Period").  In the event of Executive's death during the Salary Continuation Period, and conditioned upon Executive's prior compliance with the covenants of Executive hereunder, the amounts set forth in this Section 5.1(c) shall be paid and payable to Executive's heirs or designated beneficiary.

b.             Health Care Coverage.  Executive and his currently covered dependents shall be eligible for COBRA continuation of medical benefits effective as of the Effective Date.  UFP will pay for the cost of such COBRA coverage from the Effective Date through December 20, 2012.  The value of this coverage will be recorded on Executive's 1099 for tax purposes.  On the last day of each month from January 5, 2013 until Executive reaches age 66, UFP shall reimburse Executive for the monthly premium cost of an insurance policy covering Executive and his spouse comparable to that maintained by the Company as of the Effective Date, subject to review and approval by the Company of the terms and costs of such coverage.  Executive shall be responsible for all deductible, co-pays, and policy limitations.

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c.             Other.  Executive shall have the right to use the Company’s Captiva Island condominium for one week in calendar year 2012 and 2013, for the standard usage fee charged to Company employee users.  Such use shall be contingent on the Company’s continued ownership of the condo, shall be approved by the Company in advance, and may not occur in March or April.

SECTION 6.  TAX CONSEQUENCES.

6.1           Executive agrees to be responsible for Executive's own tax obligations accruing as a result of payments and benefits received under this Agreement.  It is expressly understood and agreed by Executive that should UFP for any reason incur tax liability or charges whatsoever as a result of this Agreement, Executive will reimburse and indemnify UFP for the same.

SECTION 7.  DISCLOSURE OF INFORMATION.

7.1           Executive acknowledges that UFP's trade secrets, private or secret processes as they exist from time to time, and information concerning customers and their identity, products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning customers of UFP, as well as information relating to the management, operation, or planning of UFP, herein the ("Proprietary Information") are valuable, special, and unique assets of UFP.  In light of the highly competitive nature of the industry in which UFP conducts business, Executive agrees that all Proprietary Information obtained by Executive as a result of his relationship with UFP shall be considered confidential.  In recognition of this fact, Executive agrees that Executive will not disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever, and Executive will not make use of any Proprietary Information for Executive's own purposes or for the benefit of any other person or entity (except UFP) under any circumstances.  Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any of the Proprietary Information to the extent that such Proprietary Information (1) is or becomes publicly available other than as a result of acts by Executive in violation of this Agreement; or (2) is, on the advice of counsel, required to be disclosed by law or legal process.

SECTION 8.  NONCOMPETITION AGREEMENT.

8.1           In order to further protect the confidentiality of the Proprietary Information and in recognition of the highly competitive nature of the industries in which UFP and its affiliates and subsidiaries conduct its businesses as well as Executive's prior senior-level leadership position in the Company, and for the consideration set forth herein, Executive further agrees that during and for the period beginning on the Effective Date and ending on December 31, 2015:

a.           Executive will not directly or indirectly engage in any Business Activities (hereinafter defined), other than on behalf of UFP or its affiliates or subsidiaries, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly-traded corporation), consultant, advisor, agent, or other participant, in any geographic area in which the products or services of UFP have been distributed or provided during the Executive's employment and the term set forth above.  For purposes of this Agreement, the term "Business Activities" shall mean the design, development, manufacture, sale, marketing, or servicing of UFP's products, together with all other activities engaged in by UFP or any of its affiliates or subsidiaries at any time during Executive's employment by UFP or the term set forth above.

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b.           Executive will not directly or indirectly engage in any of the Business Activities (other than on behalf of UFP) by supplying products or providing services to any customer with whom UFP has done any business during his employment or the term set forth above, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, or other participant.

c.            Executive will not directly or indirectly assist others in engaging in any of the Business Activities in any manner prohibited to Executive under this Agreement.

8.2           Executive acknowledges and agrees that each and every restraint imposed by this Section 8 is reasonable with respect to subject matter, time period and geographical area.  Executive further acknowledges and agrees that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.  If at the time of enforcement of this Section 8 of this Agreement a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated time period, scope or area.  Because of Executive's past leadership role with the Company and because Executive has had access to confidential information relating to the Company's Business Activities, the parties agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors and assigns may, in addition to other rights and remedies, including the suspension and/or termination of the Company's obligations under Section 5, above apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement (without posting the bonds or other security).

SECTION 9.  MISCELLANEOUS PROVISIONS.

9.1           Assignment.  This Agreement shall not be assignable by either party, except by UFP to any subsidiary or affiliate of UFP (now or hereafter existing) or to any successor in interest to UFP's business.

9.2           Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

9.3           Notice.  Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the address stated on the first page of this Agreement.  The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.

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9.4           Litigation Expense.  In the event of a default under this Agreement, the defaulting party shall reimburse the nondefaulting party for all costs and expenses reasonably incurred by the nondefaulting party in connection with the default, including without limitation attorney's fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney's fees at the trial level and on appeal.

9.5           Waiver.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9.6           Applicable Law.  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Michigan.  Venue for any action brought to enforce this Agreement shall be brought in the courts of the State of Michigan.

9.7           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties, except for the terms and conditions of any Stock Option Agreements and Stock Award Agreements between Executive and the Company and the terms and conditions of the Company's 2011 Performance Bonus Plan, under which Executive shall be eligible for any earned bonus under that Plan for 2011, subject to pro-ration through the Effective Date. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

UNIVERSAL FOREST PRODUCTS, INC.:

By:

Its:

EXECUTIVE:

(Signature)

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APPENDIX A

INITIAL CONSULTING SERVICES

1.
Provide consultation to the Board of Directors, the CEO and/or the President of UFP, or other employees of the Company, as approved or directed by the Board of Directors of the Company or a Committee thereof.

2.	Provide information on Executive's past activities on behalf of the Company.

3.	Cooperate with UFP to ensure a smooth management transition.

A-1

APPENDIX B

FULL AND FINAL RELEASE

In consideration of the benefits provided to me by Universal Forest Products, Inc. contained in the Confidential Consulting and Noncompete Agreement (the “Agreement”) dated June 20, 2011, I hereby agree as follows:

1.           The Company.  When used herein, "the Company" includes any parent, subsidiary, and affiliated companies of Universal Forest Products, Inc. and its and their successors, assigns, officers, directors, agents, employees and attorneys, past, present or future, jointly and individually (collectively, "the Company").

2.           Release of Claim.   I  release and forever discharge the Company from any and all claims, disputes, causes of action, administrative proceedings, legal actions, whether arising out of statutory law, common law or equity, and damages, known or unknown, which I have or may have against the Company, however denominated (the "Claims"), including, but not limited to, Claims related to my employment, the conduct of business during my employment, any claims of discrimination under any Federal, state or local law, rule or regulation, including claims under the Age Discrimination in Employment Act (ADEA), any claims under the Older Workers Benefits Protection Act, Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Handicappers' Civil Rights Act, the Michigan Workers Disability Compensation Act, the Americans with Disabilities Act, any Claim for violation of any other federal, state or local law, rule or regulation, any Claim for wrongful termination of employment, wrongful layoff, failure to recall to work, breach of contract, violation of any policy, practice or procedure of the Company, denial of any employment benefit, constructive discharge, retaliatory discharge, breach of the covenant of good faith and fair dealings, detrimental reliance, termination in violation of public policy, violation of any whistleblowers statute, negligent supervision, negligent conducting of performance appraisal, libel, slander, defamation, sexual or any other type of harassment, intentional or negligent infliction of emotional distress, tortious interference with business relations or prospective employers, providing false references, any Claims to reinstatement or future employment, any Claim for damages, attorney fees or costs and any Claims occurring or existing through the date of this Release.  Employee does not waive the right to file a lawsuit to enforce the Agreement and this Appendix B.  The right to file the lawsuit shall apply solely to the equity powers of the court to enforce the arbitration provisions herein.

3.           Scope of Release.  Except as provided below, this Release covers all Claims arising from or in connection with my employment with and separation from the Company as well as any Claims occurring or existing through the date of this Release.  This Release does not apply to (a) my rights under the Agreement, (b) Claims against any person other than the Company that is unrelated to my employment and the conduct of business during my employment.

4.           Prior Claims.  I have not filed any claim, administrative proceedings or legal action against the Company.

5.           Subsequent Legal Action.  I will not initiate, assist or cooperate in any charge, claim, complaint or legal action against the Company with any federal, state or local administrative agency or court, or with any other person (the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability entity, a trust, an unincorporated organization, and a government or any department or agency thereof), unless so ordered by a duly authorized court, legislative committee or grand jury, as for enforcement of this Agreement.

6.           Derogatory Comments.  I shall not make any derogatory statements regarding the Company.

7.           Resignations.  Effective with the date of my separation from employment, I resign as an employee, officer and /or a director of the Company, and its subsidiaries and affiliates.

8.           Finality of Release.  I recognize that I may be mistaken as to the facts and/or law upon which I may be relying in executing this Release or that additional facts may exist of which I am not presently aware.  Nonetheless, I have been fully advised and understand the finality of this Release and intend to be bound by it.

9.           Review of Document.  I acknowledge that the Company has advised me in writing to consult with an attorney regarding this Agreement.  I have had the opportunity to read and discuss this Release with the Company and I have had an opportunity to review this Release with my own legal counsel.

10.           Review and Revocation Periods.  I have been given twenty one (21) days within which to consider this Release before executing it.  I have been advised that I may revoke this Release for a period of seven (7) calendar days following the execution of this Release and that this Release is not effective until the revocation period has expired.

11.           Authority to Release.  I have the authority to release the claims which are released herein, and no claims referred to herein have been previously assigned to or are owned by any other person or entity.

12.           Arbitration.  Any dispute arising out of the interpretation or application of this Agreement shall be submitted to binding arbitration and the fees and expenses of the Arbitrator shall be paid by the unsuccessful party.

13.           Entire Agreement.  No other written or oral promises, inducement or agreements have been made by the Company to me other than those made in the Confidential Severance Agreement, attached hereto.  I understand that this Release may not be modified, altered or changed in any respect, except upon the express prior written consent by me and the Company.

14.           Severability.  If after the date of execution of this Release, any provision of this Release is held to be illegal, invalid or unenforceable, such provision shall be fully severable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

15.           Governing Law.  This Release shall be construed in accordance with and shall be governed by the internal laws of the State of Michigan.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

THIS IS A RELEASE.  READ BEFORE SIGNING.

UNIVERSAL FOREST PRODUCTS, INC.:
Witness:

By:

Its:

Witness: